Exhibit 4.1

Execution Version

CONTRIBUTION AND SALE AGREEMENT

Dated as of October 22, 2012

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	4

ARTICLE II

THE PRE-OFFERING CONTRIBUTIONS AND SALES

Section 2.1	Contribution of Seadrill Opco Sub LLC; Issuance of Company Units to Seadrill	7
Section 2.2	Sale of Seadrill Canada Ltd	8
Section 2.3	Sale of 51% of Seadrill Mobile Units (Nigeria) Ltd	8
Section 2.4	Contribution of Seadrill Deepwater Drillship Ltd.; Issuance of Company Units to Seadrill	8
Section 2.5	Contribution of Seadrill Vencedor Ltd.; Issuance of Company Units to Seadrill	8
Section 2.6	Sale of Seadrill US Gulf LLC	8
Section 2.7	Contribution of Seabras Rig Holdco Kft.; Issuance of Company Units to Seadrill; Issuance of Seadrill Capricorn Holdings Units to Seadrill and the Company	8
Section 2.8	Proportionate Interests in Seadrill Operating	9
Section 2.9	Proportionate Interests in Seadrill Capricorn Holdings	9

ARTICLE III

THE OFFERING AND CONCURRENT TRANSACTIONS

Section 3.1	Conversion of Seadrill’s Interest in the Company	9
Section 3.2	Conversion of the Seadrill Member’s Interest in the Company	9
Section 3.3	The Offering	9
Section 3.4	Use of the IPO Proceeds	9
Section 3.5	Payment of Intercompany Obligations	10

ARTICLE IV

ADDITIONAL TRANSACTION

Section 4.1	Exercise of the Over-Allotment Option	10

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SEADRILL; DISCLAIMER

Section 5.1	Representations and Warranties	10
Section 5.2	Disclaimer of Warranties	12

2

CONTRIBUTION AND SALE AGREEMENT

This CONTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of October 22, 2012 is made by and among Seadrill Limited, a Bermuda exempted company (“Seadrill”), Seadrill Partners LLC, a Marshall Islands limited liability company (the “Company”), Seadrill Member LLC, a Marshall Islands limited liability company (the “Seadrill Member”), Seadrill Operating GP LLC, a Marshall Islands limited liability company (“OPCO GP”), Seadrill Operating LP, a Marshall Islands limited partnership (“Seadrill Operating”), Seadrill Capricorn Holdings LLC, a Marshall Islands limited liability company (“Seadrill Capricorn Holdings”), Seadrill Opco Sub LLC, a Marshall Islands limited liability company (“Seadrill Opco Sub”), Seadrill Americas Inc., a Texas corporation (“Seadrill Americas”), Seadrill Offshore AS, a Norwegian company (“Seadrill Offshore”), and Seadrill UK Ltd., a private company limited by shares incorporated in England (“Seadrill UK”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seadrill and the Seadrill Member formed the Company pursuant to the Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”) for the purposes set forth in the Limited Liability Agreement of the Company, dated as of June 28, 2012 (the “Original LLC Agreement”);

WHEREAS, on the date hereof:

1.	Seadrill Member is a wholly-owned subsidiary of Seadrill;

2.	Seadrill owns a 98% limited liability company interest in the Company and the Seadrill Member owns a 2% limited liability company interest in the Company;

3.	Seadrill Capricorn Holdings is a wholly-owned subsidiary of the Company;

4.	Seadrill Capricorn Ltd., a United Kingdom private limited company, is a wholly-owned subsidiary of Seadrill Capricorn Holdings;

5.	Seadrill US Gulf LLC, a Delaware limited liability company (“Seadrill US Gulf”), is a wholly-owned subsidiary of Seadrill Americas, is party to the drilling contract relating to the West Capricorn drilling rig, and is the charterer under the bareboat charter relating to the West Capricorn;

6.	Seadrill Opco Sub is a wholly-owned subsidiary of Seadrill;

7.	OPCO GP is a wholly-owned subsidiary of the Company;

8.	OPCO GP owns the non-economic (0%) general partner interest in Seadrill Operating;

9.	Seadrill owns 70% of the limited partner interests of Seadrill Operating and the Company owns 30% of the limited partner interests of Seadrill Operating;

10.	Seadrill China Operations Ltd., a Bermuda exempted company and the owner of the West Aquarius drilling rig (“Seadrill China Operations”), is a wholly owned subsidiary of Seadrill Opco Sub;

11.	Seabras Rig Holdco Kft., a Hungarian company and the owner of the West Capricorn drilling rig (“Seabras Rig Holdco”), is a wholly-owned subsidiary of Seadrill;

12.	Seadrill Vencedor Ltd., a Bermuda exempted company (“Seadrill Vencedor”), is the owner of the West Vencedor drilling rig, is party to the drilling contract relating to the West Vencedor and is a wholly-owned subsidiary of Seadrill;

13.	Seadrill Canada Ltd., a Newfoundland corporation (“Seadrill Canada”), is a wholly-owned subsidiary of Seadrill Offshore and is party to the West Aquarius drilling contract;

14.	Seadrill Mobile Units (Nigeria) Ltd., a Nigerian company limited by shares (“Seadrill Mobile Units”), is indirectly owned 100% by Seadrill;

15.	Seadrill Deepwater Drillship Ltd., a Cayman Islands company limited by shares and the owner of the West Capella drilling rig (“Seadrill Drillship”), is owned 90% by Seadrill and 10% by Seadrill Mobile Units; and

16.	Seadrill Mobile Units and Seadrill Drillship are party to the drilling contract relating to the West Capella.

WHEREAS, pursuant to this Agreement, each of the following will occur on the date that is one business day prior to the closing of the Offering (the “Initial Effective Time”):

1.	Seadrill contributes 100% of the limited liability company interests in Seadrill Opco Sub to the Company and Seadrill Operating, and the Company further contributes the interest contributed to it to Seadrill Operating;

2.	Seadrill Offshore sells 100% of the equity interests in Seadrill Canada to Seadrill Opco Sub in exchange for an intercompany payment obligation (the “Seadrill Canada Payment Obligation”);

3.	Seadrill UK sells 51% of the equity interest in Seadrill Mobile Units to Seadrill Opco Sub in exchange for an intercompany payment obligation (the “SMU Payment Obligation”);

4.	Seadrill contributes 51% of the equity interests in Seadrill Drillship to the Company and Seadrill Operating, and the Company further contributes the interest contributed to it to Seadrill Operating;

5.	Seadrill contributes 100% of the equity interests in Seadrill Vencedor to the Company and Seadrill Operating, and the Company further contributes the interest contributed to it to Seadrill Operating;

6.	Seadrill Americas sells 100% of the limited liability company interests in Seadrill US Gulf to Seadrill Capricorn Holdings in exchange for an intercompany payment obligation (the “Seadrill US Gulf Payment Obligation”);

7.	Seadrill contributes 100% of the equity interests in Seabras Rig Holdco to the Company and Seadrill Capricorn Holdings, and the Company further contributes the interest contributed to it to Seadrill Capricorn Holdings; and

8.	Under IRS Form 8832 to be filed prior to the closing of the Offering, the Company elects to be taxed as a corporation for U.S. federal income tax purposes effective as of the Initial Effective Time.

WHEREAS, pursuant to this Agreement, each of the following will occur on the closing date of the Offering (the “Second Effective Time”):

1.	Seadrill exchanges its limited liability company interest in the Company for 16,065,025 common units and 16,543,350 subordinated units;

2.	The Seadrill Member exchanges its limited liability company interest in the Company for the IDRs and the Seadrill Member Interest.

3.	The Company issues 8,750,000 common units to the public in an underwritten initial public offering (the “Offering”) in exchange for $192,500,000 (the “IPO Proceeds”);

4.	The Company uses a portion of the IPO Proceeds to (a) pay underwriting discounts and commissions and structuring fees of $12,512,500 and (b) other transaction expenses incurred in connection with the Offering of approximately $4,500,000;

5.	The Company contributes $23,739,244 of the IPO Proceeds to Seadrill Operating for further contribution by Seadrill Operating to Seadrill Opco Sub to permit Seadrill Opco Sub to repay its obligations under the Seadrill Canada Payment Obligation and the SMU Payment Obligation;

6.	The Company contributes $38,556,649 of the IPO Proceeds to Seadrill Capricorn Holdings to permit Seadrill Capricorn Holdings to repay its obligations under the Seadrill US Gulf Payment Obligation; and

7.	The Company distributes the remaining $113,191,607 of the IPO Proceeds to Seadrill in partial consideration for the Company’s interest in each of Seadrill Operating and Seadrill Capricorn Holdings, as such companies are constituted following the contributions and sales by Seadrill and its affiliates at the Initial Effective Time as described above.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following defined terms will have the meanings given below:

“Agreement” means this Contribution and Sale Agreement.

“Attorney-in-Fact” has the meaning set forth in Section 6.2.

“Commission” means the Securities and Exchange Commission.

“Common Unit” means a common unit representing a limited liability company interest in the Company having the rights set forth in the Operating Agreement.

“Company” has the meaning set forth in the opening paragraph of this Agreement.

“Conveying Party” or “Conveying Parties” has the meaning set forth in Section 6.2.

“Firm Units” means the Common Units to be sold to the Underwriters pursuant to the terms of the Underwriting Agreement, but does not include any Option Units.

“IDRs” means the incentive distribution rights of the Company having the rights set forth in the Operating Agreement.

“Initial Effective Time” means 8:30 a.m. prevailing Eastern Time on the date that is one business day prior to the closing of the Offering.

“Law” has the meaning set forth in Section 5.1(c).

“Marshall Islands LLC Act” has the meaning set forth in the Recitals of this Agreement.

“IPO Proceeds” has the meaning set forth in the Recitals of this Agreement.

“Offering” has the meaning set forth in the Recitals of this Agreement.

“OPCO GP” has the meaning set forth in the opening paragraph of this Agreement.

“Operating Agreement” means the First Amended and Restated Operating Agreement of the Company, substantially in the form attached as Appendix A to the Registration Statement.

“Option Units” means the Common Units that the Company will agree to issue upon exercise of the Over-Allotment Option.

“Original LLC Agreement” has the meaning set forth in the Recitals of this Agreement.

“Over-Allotment Option” means a number of Common Units equal to 15% of the Firm Units, which the Company will agree to sell to the Underwriters, at their option, to cover over-allotments in connection with the Offering.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Registration Statement” means the Registration Statement on Form F-1 filed with the Commission (Registration No. 333-184023), as amended.

“Rig Financing Agreements” means (i) the $550 million senior secured term loan and revolving credit facility relating to the West Capricorn, (ii) the $1.2 billion senior secured term loan relating, in part, to the West Vencedor and (iii) the $1.5 billion senior secured credit facility related in part to the West Capella and the West Aquarius.

“Rig Owning Subsidiaries” means collectively Seabras Rig Holdco, Seadrill China Operations, Seadrill Drillship and Seadrill Vencedor.

“Rigs” has the meaning set forth in Section 5.1(d)

“Seabras Rig Holdco” has the meaning set forth in the Recitals of this Agreement.

“Seadrill” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill Americas” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill Canada” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Canada Payment Obligation” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Capricorn Holdings” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill China Operations” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Drillship” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Member” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill Member Interest” means the non-economic ownership interest of the Seadrill Member in the Company having the rights set forth in the Operating Agreement.

“Seadrill Mobile Units” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Offshore” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill Opco Sub” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill Operating” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill UK” has the meaning set forth in the opening paragraph of this Agreement.

“Seadrill US Gulf” has the meaning set forth in the Recitals of this Agreement.

“Seadrill US Gulf Payment Obligation” has the meaning set forth in the Recitals of this Agreement.

“Seadrill Vencedor” has the meaning set forth in the Recitals of this Agreement.

“Second Effective Time” means 8:00 a.m. prevailing Eastern Time on the date that is the closing date of the Offering.

“SMU Payment Obligation” has the meaning set forth in the Recitals of this Agreement.

“Subordinated Unit” means a subordinated unit representing a member interest in the Company having the rights set forth in the Operating Agreement.

“Transferred Subsidiaries” means collectively Seadrill Opco Sub, Seadrill Canada, Seadrill Mobile Units, Seadrill US Gulf LLC and the Rig Owning Subsidiaries.

“Underwriters” means the underwriting syndicate listed in the Underwriting Agreement.

“Underwriting Agreement” means a firm commitment underwriting agreement to be entered into between the Company and the underwriters named in the Registration Statement.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Operating Agreement.

ARTICLE II

THE PRE-OFFERING CONTRIBUTIONS AND SALES

As of the Initial Effective Time, the following transactions shall be completed in the order set forth below.

Section 2.1 Contribution of Seadrill Opco Sub LLC; Issuance of Company Units to Seadrill. Seadrill hereby contributes, assigns and transfers as capital contributions a proportionate part of the limited liability company interest in Seadrill Opco Sub to the Company and the remaining proportionate part of such limited liability company interest to Seadrill Operating, and the Company hereby contributes, assigns and transfers as a capital contribution the proportionate part of the limited liability company interest in Seadrill Opco Sub received from Seadrill to Seadrill Operating such that, immediately following the forgoing contributions, assignments and transfers, Seadrill Operating owns 100% of the limited liability company interest in Seadrill Opco Sub. In consideration for the capital contribution by Seadrill to the Company described in the preceding sentence, the Company will issue 100 of its units to Seadrill.

Section 2.2 Sale of Seadrill Canada Ltd. Seadrill Offshore hereby sells, assigns and transfers 100% of the equity interests in Seadrill Canada to Seadrill Opco Sub in exchange for the Seadrill Canada Payment Obligation owed by Seadrill Opco Sub to Seadrill Offshore.

Section 2.3 Sale of 51% of Seadrill Mobile Units (Nigeria) Ltd. Seadrill UK hereby sells, assigns and transfers 51% of the equity interest in Seadrill Mobile Units to Seadrill Opco Sub in exchange for the SMU Payment Obligation owed by Seadrill Opco Sub to Seadrill UK.

Section 2.4 Contribution of Seadrill Deepwater Drillship Ltd.; Issuance of Company Units to Seadrill. Seadrill hereby contributes, assigns and transfers as capital contributions a proportionate part of the equity interests in Seadrill Drillship to the Company and the remaining proportionate part of such equity interests to Seadrill Operating, and the Company hereby contributes, assigns and transfers as a capital contribution the proportionate part of the equity interests in Seadrill Drillship received from Seadrill to Seadrill Operating such that, immediately following the forgoing contributions, assignments and transfers, Seadrill Operating owns 51% of the equity interests in Seadrill Drillship. In consideration for the capital contribution by Seadrill to the Company described in the preceding sentence, the Company will issue 100 of its units to Seadrill.

Section 2.5 Contribution of Seadrill Vencedor Ltd.; Issuance of Company Units to Seadrill. Seadrill hereby contributes, assigns and transfers as capital contributions a proportionate part of the equity interests in Seadrill Vencedor to the Company and the remaining proportionate part of such equity interests to Seadrill Operating, and the Company hereby contributes, assigns and transfers as a capital contribution the proportionate part of the equity interests in Seadrill Vencedor received from Seadrill to Seadrill Operating such that, immediately following the forgoing contributions, assignments and transfers, Seadrill Operating owns 100% of the equity interests in Seadrill Vencedor. In consideration for the capital contribution by Seadrill to the Company described in the preceding sentence, the Company will issue 100 of its units to Seadrill.

Section 2.6 Sale of Seadrill US Gulf LLC. Seadrill Americas hereby sells, assigns and transfers 100% of the limited liability company interests in Seadrill US Gulf to Seadrill Capricorn Holdings in exchange for the Seadrill US Gulf Payment Obligation owed by Seadrill Capricorn Holdings to Seadrill Americas.

Section 2.7 Contribution of Seabras Rig Holdco Kft.; Issuance of Company Units to Seadrill; Issuance of Seadrill Capricorn Holdings Units to Seadrill and the Company. Seadrill hereby contributes, assigns and transfers as capital contributions a proportionate part of the equity interests in Seabras Rig Holdco to the Company and the remaining proportionate part of such equity interests to Seadrill Capricorn Holdings, and the Company hereby contributes, assigns and transfers as a capital contribution the proportionate part of the equity interests in Seabras Rig Holdco received from Seadrill to Seadrill Capricorn Holdings such that, immediately following the forgoing contributions, assignments and transfers, Seadrill Capricorn Holdings owns 100% of the equity interests in Seabras Rig Holdco. In consideration for the capital contribution by Seadrill to the Company described in this Section 2.7, the Company will issue 100 of its units to Seadrill. In consideration for the capital contributions by Seadrill and the

Company to Seadrill Capricorn Holdings described in this Section 2.7, Seadrill Capricorn Holdings will issue 4,900 of its units to Seadrill and 4,100 of its units to the Company (additional units will be issued to the Company as set forth in Section 3.4(c)).

Section 2.8 Proportionate Interests in Seadrill Operating. The proportions of the equity interests contributed to Seadrill Operating by each of Seadrill and the Company under Section 2.1, Section 2.4 and Section 2.5, are such that, following those contributions and the contribution of IPO proceeds described in Section 3.4(b) by the Company to Seadrill Operating, Seadrill and the Company, respectively, will own 70% and 30% limited partner interests in Seadrill Operating.

Section 2.9 Proportionate Interests in Seadrill Capricorn Holdings. The proportions of the equity interests contributed to Seadrill Capricorn Holdings by each of Seadrill and the Company under Section 2.7 are such that, following those contributions and the contribution of IPO proceeds described in Section 3.4(c) by the Company to Seadrill Capricorn Holdings, Seadrill and the Company, respectively, will own 49% and 51% limited liability company interests in Seadrill Capricorn Holdings.

ARTICLE III

THE OFFERING AND CONCURRENT TRANSACTIONS

After the consummation of the transactions occurring as of the Initial Effective Time as described in ARTICLE II, the following transactions shall be completed in the order set forth below as of the Second Effective Time:

Section 3.1 Conversion of Seadrill’s Interest in the Company. Seadrill hereby exchanges its limited liability company interest in the Company for 16,065,025 Common Units and 16,543,350 Subordinated Units.

Section 3.2 Conversion of the Seadrill Member’s Interest in the Company. The Seadrill Member hereby exchanges its limited liability company interest in the Company for the IDRs and the Seadrill Member Interest.

Section 3.3 The Offering. The Company issues 8,750,000 Common Units to the public in the Offering pursuant to the Underwriting Agreement in exchange for the IPO Proceeds.

Section 3.4 Use of the IPO Proceeds.

(a) The Company will use a portion of the IPO Proceeds to pay (i) underwriting discounts and commissions and structuring fees of $12,512,500 and (ii) other transaction expenses incurred in connection with the Offering of approximately $4,500,000.

(b) The Company will contribute $23,739,244 of the IPO Proceeds to Seadrill Operating for further contribution to Seadrill Opco Sub to permit Seadrill Opco Sub to repay its obligations under the Seadrill Canada Payment Obligation and the SMU Payment Obligation. Seadrill Opco Sub will issue 100 of its units to Seadrill Operating in exchange for this contribution.

(c) The Company will contribute $38,556,649 of the IPO Proceeds to Seadrill Capricorn Holdings to permit Seadrill Capricorn Holdings to repay its obligations under the Seadrill US Gulf Payment Obligation. Seadrill Capricorn Holdings will issue 1,000 of its units to the Company in exchange for this contribution.

(d) The Company distributes the remaining $113,191,607 of the IPO Proceeds to Seadrill in partial consideration for the Company’s interest in each of Seadrill Operating and Seadrill Capricorn Holdings, as such companies are constituted following the contributions and sales by Seadrill and its affiliates at the Initial Effective Time as described above.

Section 3.5 Payment of Intercompany Obligations.

(a) In full satisfaction of its obligations, Seadrill Opco Sub will pay to Seadrill Offshore the entire amount of the Seadrill Canada Payment Obligation.

(b) In full satisfaction of its obligations, Seadrill Opco Sub will pay to Seadrill UK the entire amount of the SMU Payment Obligation.

(c) In full satisfaction of its obligations, Seadrill Capricorn Holdings will pay to Seadrill Americas the entire amount of the Seadrill US Gulf Payment Obligation.

ARTICLE IV

ADDITIONAL TRANSACTION

Section 4.1 Exercise of the Over-Allotment Option. The Parties agree that if the Underwriters exercise their Over-Allotment Option with respect to the Offering, the Company shall redeem Common Units from Seadrill with the net proceeds therefrom after the Underwriters’ discount and commissions but before expenses; the number of Common Units redeemed will be equal to the number of Common Units for which the Underwriters exercise their Over-Allotment Option.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SEADRILL; DISCLAIMER

Section 5.1 Representations and Warranties. Seadrill hereby represents and warrants that:

(a) Each of the Transferred Subsidiaries has been duly formed or incorporated and is validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation and has all requisite power and authority to operate its assets and conduct its business as described in the Registration Statement;

(b) The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by it pursuant to this Agreement in connection with the completion of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on its part, and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c) The execution, delivery and performance by it of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) its or any Transferred Subsidiary’s articles of association, articles of incorporation or bylaws or limited liability company agreement or other organizational documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which it or any Transferred Subsidiary is a party or is subject or by which any of its or any Transferred Subsidiary’s assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court (“Laws”); or (iv) any drilling contract to which any Transferred Subsidiary is a party or any material provision of any material contract to which it or any Transferred Subsidiary is a party or by which its or any Transferred Subsidiary’s assets are bound;

(d) Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any governmental authority or any other person, including those related to any environmental laws or regulations, is required in connection with the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereunder, and any consents required for the transfer or assignment of the drilling contracts related to the West Aquarius, the West Capella, the West Capricorn and the West Vencedor (the “Rigs”) have been duly obtained;

(e) All of the issued and outstanding equity interests of each Transferred Subsidiary are duly authorized and are validly issued in accordance with the articles of association, articles of incorporation or bylaws or limited liability company agreement or other organizational documents of such Transferred Subsidiary and are fully paid and non-assessable;

(f) Seadrill owns, directly or indirectly, all of the outstanding equity interests of each Transferred Subsidiary and has good and marketable title thereto, free and clear of all liens, encumbrances, security interests, pledges, mortgages, charges or other claims, other than those arising under the Rig Financing Agreements;

(g) With the exception of the agreement to sell certain interests in Seadrill Mobile Units to local Nigerian investors, there is no outstanding agreement, contract, option, commitment or other right or understanding in favor of, or held by, any person other than the Company to acquire the Transferred Subsidiaries or the assets of the Transferred Subsidiaries, including the Rigs, that has not been waived;

(h) Correct and complete copies of the organizational documents of each Transferred Subsidiary (as amended to the date of this Agreement) and each drilling contract to which any Transferred Subsidiary is a party have been made available to the Company;

(i) Each such drilling contract is a valid and binding agreement of each contracting Transferred Subsidiary enforceable in accordance with its terms and, to the knowledge of Seadrill, of all other parties thereto enforceable in accordance with its terms;

(j) As applicable, each Transferred Subsidiary has fulfilled all material obligations required pursuant to its respective drilling contract to have been performed by it prior to the date of this Agreement and has not waived any material rights thereunder; and no material default or breach exists in respect thereof on its or any Transferred Subsidiary’s part or, to its knowledge, any of the other parties thereto and, to its knowledge, no event has occurred which, after giving of notice or the lapse of time, or both, would constitute such a material default or breach;

(k) Except for such liabilities, debts obligations, encumbrances, defects, restrictions or claims of a general nature and magnitude that would arise in connection with the operation of drilling rigs of the same type as the Rigs in the ordinary course of business, there are no liabilities, debts or obligations of, encumbrances, defects or restrictions with respect to, or claims against the Transferred Subsidiaries or any of the assets owned by the Transferred Subsidiaries, including the Rigs, other than those arising under or in connection with Rig Financing Agreements; and

(l) Each Rig is (i) adequate and suitable for use by the applicable Transferred Subsidiary in such Transferred Subsidiary’s business as presently conducted by it in all material respects as described in the Registration Statement, ordinary wear and tear excepted; (ii) in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with applicable laws and regulations; (v) duly registered under the flag set forth opposite such Rig’s name on Schedule A hereto; and (vi) in compliance in all material respects with the requirements of its present class and classification society; and all class certificates of each Rig are clean and valid and free of recommendations affecting class.

Section 5.2 Disclaimer of Warranties. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR

STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS OWNED BY THE TRANSFERRED SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON SUCH ASSETS, (B) THE INCOME TO BE DERIVED FROM SUCH ASSETS, (C) THE SUITABILITY OF SUCH ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON OR THEREWITH, (D) THE COMPLIANCE OF OR BY SUCH ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO INSPECT THE ASSETS OF THE TRANSFERRED SUBSIDIARIES, AND SUCH PARTY IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE ASSETS OF THE TRANSFERRED SUBSIDIARIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE OTHER PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OF THE TRANSFERRED SUBSIDIARIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION SHALL SURVIVE THE CONTRIBUTION AND CONVEYANCE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS OF THE TRANSFERRED SUBSIDIARIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

ARTICLE VI

FURTHER ASSURANCES

Section 6.1 Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 6.2 Power of Attorney. Each Party that has conveyed any Interests as reflected by this Agreement (collectively, the “Conveying Parties”) hereby constitutes and appoints each of Jon Olav Østhus, Erica Granberg and Georgina Sousa (each, the “Attorney-in-Fact”) its true and lawful attorney-in-fact with full power of substitution for it and in its name, place and stead or otherwise on behalf of the applicable Conveying Party and its successors and assigns, and for the benefit of the Attorney-in-Fact to demand and receive from time to time the Interests contributed and conveyed by this Agreement (or intended so to be) and to execute in the name of the applicable Conveying Party and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the applicable Conveying Party for the benefit of the Attorney-in-Fact, any and all proceedings at law, in equity or otherwise which the Attorney-in-Fact may deem proper in order to (a) collect, assert or enforce any claims, rights or titles of any kind in and to the Interests, (b) defend and compromise any and all actions, suits or proceedings in respect of any of the Interests, and (c) do any and all such acts and things in furtherance of this Agreement as the Attorney-in-Fact shall deem advisable. Each Conveying Party hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of any Conveying Party or its successors or assigns or by operation of law.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival of Representations and Warranties. The representations and warranties of Seadrill in this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement, will survive the completion of the transactions contemplated hereby regardless of any independent investigations that the Company may make or cause to be made, or knowledge it may have, prior to the date of this Agreement and will continue in full force and effect for a period of one year from the date of this Agreement. At the end of such period, such representations and warranties will terminate, and no claim may be brought by the Company against Seadrill thereafter in respect of such representations and warranties, except for claims that have been asserted by the Company prior to the date of this Agreement.

Section 7.2 Taxes. The Company shall pay any and all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith.

Section 7.3 Headings; References, Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules attached hereto, and all such Schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 7.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 7.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 7.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, United States of America, applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Interests are located, shall apply.

Section 7.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 7.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 7.10 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 7.11 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

SEADRILL LIMITED

By:	/s/ Kate Blankenship
Name:	Kate Blankenship
Title:	Director

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Chief Executive Officer

SEADRILL MEMBER LLC
By: Seadrill Limited, its sole member

By:	/s/ Kate Blankenship
Name:	Kate Blankenship
Title:	Director

SEADRILL OPERATING GP LLC

By:	/s/ Rune Magnus Lundetræ
Name:	Rune Magnus Lundetræ
Title:	President

SIGNATURE PAGE

TO

CONTRIBUTION AND SALE AGREEMENT

SEADRILL OPERATING LP

By:	Seadrill Operating GP LLC, its general partner

By:	/s/ Rune Magnus Lundetræ
Name:	Rune Magnus Lundetræ
Title:	President

SEADRILL CAPRICORN HOLDINGS LLC

By:	/s/ Robert Hingley-Wilson
Name:	Robert Hingley-Wilson
Title:	Director

SEADRILL OPCO SUB LLC

By:	/s/ Robert Hingley-Wilson
Name:	Robert Hingley-Wilson
Title:	Director

SEADRILL AMERICAS INC.

By:	/s/ Bill Traylor
Name:	Bill Traylor
Title:	Director – Human Resources

SIGNATURE PAGE

TO

CONTRIBUTION AND SALE AGREEMENT

SEADRILL OFFSHORE AS

By:	/s/ Georgina E. Sousa
Name:	Georgina E. Sousa
Title:	Attorney-in-fact

SEADRILL UK LTD.

By:	/s/ Robert Hingley-Wilson
Name:	Robert Hingley-Wilson
Title:	Director

SIGNATURE PAGE

TO

CONTRIBUTION AND SALE AGREEMENT

SCHEDULE A

RIG OWNING SUBSIDIARIES AND RIGS

Rig Owning Subsidiary	Jurisdiction of Registration	Rig	Flag
Seadrill China Operations Ltd.	Bermuda	West Aquarius	Panama
Seadrill Deepwater Drillship Ltd.	Cayman Islands	West Capella	Panama
Seabras Rig Holdco Kft.	Hungary	West Capricorn	Panama
Seadrill Vencedor Ltd.	Bermuda	West Vencedor	Panama

SCHEDULE A

TO

CONTRIBUTION AND SALE AGREEMENT